Exhibit 99.1
NEWS RELEASE

The Manitowoc Company Announces Appointment of
Hubertus M. Muehlhaeuser as Chief Executive Officer
of Manitowoc Foodservice, Inc.
Hubertus M. Muehlhaeuser,
Chief Executive Officer, Manitowoc Foodservice, Inc.

MANITOWOC, Wis. – July 29, 2015 – The Manitowoc Company, Inc. (NYSE: MTW) today announced the appointment of Hubertus M. Muehlhaeuser as Chief Executive Officer of Manitowoc Foodservice, Inc. Mr. Muehlhaeuser will join the company on August 3, 2015.

“Hubertus is a dynamic leader with a demonstrated ability to drive strategic transformation throughout an organization. He has also established a proven track record of building and empowering teams to achieve enhanced performance. Hubertus’ multi-functional expertise, including operational execution, financial acumen, capital markets knowledge, and strong channel and brand management, will offer our Foodservice business a unique set of skills as it positions itself for long-term, sustainable growth. We welcome Hubertus to the team and have the utmost confidence in his ability to lead Foodservice through its planned separation from Manitowoc in the first quarter of 2016,” commented Kenneth Krueger, Manitowoc Company board member.

In his most recent corporate position, Hubertus was Senior Vice President and General Manager for Europe, Africa, and the Middle East at AGCO Corporation, a global farm equipment producer, and was responsible for the strategic and operational performance of the company’s largest reporting unit, representing more than $5 billion in revenue. Through his seven-year tenure at AGCO, Mr. Muehlhaeuser held several other key leadership roles, including Senior Vice President and General Manager of Eastern Europe and Asia, as well as General Manager of AGCO’s global engines business. Next to these roles, Hubertus held the position of Senior Vice President of Strategy and Integration driving the strategic roadmap and change in AGCO for seven years.

Before joining AGCO Corporation, Mr. Muehlhaeuser spent more than 10 years at Arthur D. Little, a global management consultancy firm, where he was a partner and member of the Global Executive Team at Arthur D. Little Ltd., serving as managing director of the Swiss operations and as the global leader of the Strategy & Organization practice.
Over the last several years, Mr. Muehlhaeuser has also been involved as a board member and investor in several privately held businesses.

“Hubertus is a strong addition to the Foodservice team. His combination of strategic leadership and operational successes will be imperative as the business looks to capitalize on the significant opportunity ahead of it. I look forward to working closely with Hubertus over the coming months as we transition into two separate, market-leading businesses,” stated Glen E. Tellock, Chairman and Chief Executive Officer of The Manitowoc Company.

About The Manitowoc Company, Inc.
Founded in 1902, The Manitowoc Company, Inc. is a multi-industry, capital goods manufacturer with 92 manufacturing, distribution, and service facilities in 25 countries. The company is recognized globally as one of the premier innovators and providers of crawler cranes, tower cranes, and mobile cranes for the heavy construction industry. Manitowoc is also one of the world’s leading innovators and manufacturers of commercial foodservice equipment, which includes 24 market-leading brands of hot- and cold-focused equipment. In addition, both segments are complemented by a slate of industry-leading product support services. In 2014, Manitowoc’s revenues totaled $3.9 billion, with approximately half of these revenues generated outside of the United States.

Contact:
Thomas G. Musial
Senior Vice President Human Resources & Administration
920-652-1738